Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:  Steve Tanner

Chief Financial Officer

Real Mex Restaurants

562-346-1202

steve.tanner@realmexrestaurants.com

REAL MEX RESTAURANTS, INC. TO ENGAGE FINANCIAL ADVISORS TO EXPLORE
STRATEGIC ALTERNATIVES

Cypress, Calif. – January 18, 2006 – Real Mex Restaurants, Inc. announced today that it plans to appoint financial advisors to assist the Company in exploring and evaluating strategic alternatives.  However, the Company can give no assurances that it will pursue any alternative.

The Company also announced that unaudited revenues for the fiscal year ended December 25, 2005 were approximately $534 million, an increase of $207 million or 63% from the prior fiscal year.  The increase in revenues was predominately related to the acquisition, on January 11, 2005, of 69 Chevys Fresh Mex® restaurants and 5 Fuzio Universal Pasta® restaurants.  The Company continues to pursue growth plans and since November 2004 has opened an El Torito Grill® restaurant in Sherman Oaks, California, El Torito® restaurants in Encinitas, Corona and Oxnard, California and is scheduled to open an additional El Torito restaurant in Temecula, California in February 2006.  Plans call for eight additional restaurants to be opened in fiscal year 2006.

About Real Mex Restaurants

Real Mex Restaurants, Inc. is the largest full-service Mexican casual dining restaurant chain operator in the United States with 197 Company owned restaurants, 37 franchised restaurants and 12 licensed international restaurants, a total of 246 restaurants.  The Company owned restaurants include 162 restaurants in California and an additional 35 restaurants in twelve other states.  These include 70 El Torito restaurants, 68 company-owned Chevys Fresh Mex restaurants, 36 Acapulco Mexican Restaurant’s®, 7 El Torito Grill restaurants, five company-owned Fuzio Universal Pasta restaurants, the Las Brisas restaurant in Laguna Beach, and several regional restaurant concepts such as Who Song & Larry’s®, Casa Gallardo®, El Paso Cantina®, Keystone Grill and GuadalaHARRY’S®.  Real Mex Restaurants, Inc. is committed to the highest performance standards and is dedicated to serving the freshest Mexican food with excellent service in a clean, comfortable, and friendly environment.  For more information, please visit the Company’s website at www.realmexrestaurants.com ..

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Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Risks and uncertainties that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by Real Mex Restaurants, Inc. with the

Securities and Exchange Commission. Many of the factors that will determine future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. Real Mex Restaurants, Inc. undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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